Exhibit K

TIAA-CREF Life Insurance Company	Kenneth Reitz
General Counsel
8500 Andrew Carnegie Boulevard	(704) 988-4455
Charlotte, NC 28262	(704) 988-1615 Fax
Kreitz@tiaa-cref.org

April 27, 2018

Board of Directors

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, New York 10017-3206

Re:	Post-Effective Amendment No. 15 to the

              Registration Statement on Form N-6 (333-128699)

              to be effective on or by May 1, 2018

              for the Intelligent Life Variable Universal Life Insurance policies.

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by TIAA-CREF Life Separate Account VLI-1 (the “Separate Account”) of the above-referenced Registration Statement under the Securities Act of 1933 for the Intelligent Life Variable Universal Life Insurance policies (the “Policies”) offered and funded by the Separate Account. I have examined, or persons on my staff or the Corporate Secretary’s office have examined such documents and laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.	TIAA-CREF Life Insurance Company (“TIAA Life”) is a stock life insurance company duly organized and validly existing under the laws of the State of New York and has been duly authorized by the Insurance Division of the New York State Department of Financial Services to issue variable annuity contracts.

2.	The Separate Account is a “separate account” of TIAA Life within the meaning of Section 4240 of the New York Insurance Law, duly established by a resolution of TIAA Life’s Board of Directors and validly existing under the laws of the state of New York.

3.	To the extent New York state law governs, the Policies have been duly authorized by TIAA Life and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of TIAA Life, enforceable in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to said Post-effective Amendment No.15 to the Registration Statement, and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information incorporated therein.

Sincerely,

/s/ Kenneth Reitz
Kenneth Reitz
General Counsel